Exhibit 10.2
RELEASE
     This Release (“Agreement”) is made and entered into this 15th day of August, 2005, by and between Edward F. Houff, his heirs, executors/administrators, successors, and assigns (collectively “Houff”) and the Kaiser Aluminum & Chemical Corporation, its successors, assigns, officers, directors, shareholders, members, employees, agents, and counsel (collectively “Kaiser”).
     WHEREAS, Houff and Kaiser agree that Houff’s last day of active employment with Kaiser will be August 15, 2005;
     WHEREAS, Kaiser and Houff have reached certain agreements with respect to the terms of his severance and the continuing availability of Houff’s services after his termination of employment as more fully set forth in Houff’s Severance Agreement (the “Severance Agreement”) entered into in connection with the Kaiser Key Employee Retention Program (the “KERP”) as well as benefits provided under the KERP, and Houff’s Non-Exclusive Consulting Agreement executed to be effective as of August 16, 2005 (the “Consulting Agreement”);
     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and other good and valuable consideration, the parties agree as follows:
     1. Houff and Kaiser agree that Houff’s employment with Kaiser will terminate effective August 15, 2005.
     2. Pursuant to the terms of the Severance Agreement, Houff agrees to release and discharge forever Kaiser from all causes of action, claims, demands, costs, and expenses for damages which he now has or may have, whether known or unknown, against Kaiser on account of his employment with and/or termination from such employment with Kaiser, except for any specific claims that might arise out of the Severance Agreement, the KERP and the Consulting Agreement. This release also includes, but is not limited to, any claim of discrimination or harassment based upon any basis, including race, color, national origin, religion, sex, age, or disability arising under any federal, state, or local statute, regulation, ordinance, order, or law, including, without limitation, the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act; the National Labor Relations Act, as amended; the Civil Rights Acts of 1866 and 1871 (42 U.S.C. §§ 1981, 1983, 1985, et. seq.), as amended; the Civil Rights Act of 1991; any and all claims under federal, state, or local law including, without limitation, any claim of the existence or breach of an oral, implied, or written contract of employment; negligent or intentional misrepresentations; wrongful discharge; interference with contract; defamation; assault and battery; negligent or intentional infliction of emotional distress; violation of public policy; whistle-blowing; promissory and/or equitable estoppel; and any other federal, state, or local laws regarding rights or claims relating to employment. This release does not apply to any claims that may arise after the effective date of this Agreement.

     3. Kaiser will pay to Houff the amounts contemplated by his Severance Agreement, less all authorized deductions and required legal withholdings. Houff agrees that this amount represents consideration to which he is not otherwise entitled in the absence of execution of this Agreement. The monies pursuant to this paragraph 3 will be delivered to Houff within three (3) business days following August 15, 2005.
     4. Kaiser will pay Houff all accrued, but unused vacation as of August 15, 2005, meaning unused vacation for 2005 and vacation accrued in 2005 for 2006.
     5. Except as otherwise set forth in the Severance Agreement, Houff’s participation in or receipt of any other benefits made available by the Kaiser, including, but not limited to all insurance programs or plans will terminate effective August 15, 2005. Pursuant to any applicable plan documents, Houff’s participation in Kaiser’s retirement and/or 401(k) plans terminated effective August 15, 2005. Houff will be entitled to those amounts in which he is vested, if any, under the terms of the retirement and/or 401(k) plans.
     6. Houff and Kaiser acknowledge that it is their mutual intent that this Agreement comply with the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act. Accordingly, this Agreement requires, and Houff acknowledges and agrees that:
(a) By signing this Agreement, Houff is knowingly and voluntarily waiving his rights under the Age Discrimination in Employment Act, as amended;
(b) Kaiser has advised Houff to consult with an attorney of his choosing regarding the terms of this Agreement including the waiver of rights, and Houff has done so;
(c) Kaiser has given Houff twenty-one (21) calendar days to consider this Agreement, and hereby voluntarily waives the 21-day consideration period;
(d) Houff has the right to revoke this Agreement within seven (7) calendar days after execution, and hereby voluntarily waives the 7-day revocation period;
(e) Kaiser has advised Houff that none of the terms and provisions of this Agreement shall become effective or be enforceable until the seven (7) day revocation period has expired; and
(f) Houff has read and fully understands the terms of this Agreement.
     7. Houff represents and warrants that he has not filed or instituted any claim, complaint, charge, or proceeding before any court, administrative agency, or any other tribunal regarding his employment with Kaiser, the terms and conditions of such employment, the termination of such employment, or any alleged violation of state, federal, or local law or regulations by Kaiser.
     8. This Agreement, the Severance Agreement, the Consulting Agreement and Houff’s Retention Agreement entered into in connection with the KERP constitute the entire

2	Edward F. Houff Release

agreement and supersedes all prior agreements and understandings, both written and oral, between the parties relating to Houff’s activities as a Consultant and the termination of Consultant’s employment with Kaiser, including, but not limited to the effect of such termination under the KERP and related agreements.
       9. This Agreement may not be amended, supplemented or superseded except by a written agreement signed by both parties.
     10. This Agreement shall be interpreted, construed, governed, and enforced under the laws of the State of Texas.
     11. If any phrase, clause, term, item or provision of this Agreement is declared invalid or unenforceable by a court, administrative agency, or arbitrator of competent jurisdiction; such phrase, clause, term, item or provision shall be deemed severed from this Agreement, as applicable, but will not affect any other provisions of this Agreement which shall otherwise remain in full force and effect.
     WHEREFORE, the parties hereto have executed this Release and Severance Agreement, in counterpart originals or otherwise, as of the dates set forth below.

EDWARD F. HOUFF

Date:

KAISER ALUMINUM & CHEMICAL CORPORATION

Date:	By
Name: John M. Donnan
Its: Vice President and General Counsel

3	Edward F. Houff Release